Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ORBCOMM Inc.:

We consent to the use of our reports dated March 13, 2015 with respect to the consolidated balance sheets of ORBCOMM Inc. and subsidiaries as of December 31, 2014 and 2013 and the related consolidated statements of operations, comprehensive (loss) income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, which report appears in the December 31, 2014 annual report on Form 10-K, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in Amendment No. 1 to the December 31, 2014 annual report on Form 10-K/A of ORBCOMM Inc. and are incorporated by reference herein, and to the reference to our firm under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-3/A.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2014 contains an explanatory paragraph that states that ORBCOMM Inc. acquired Euroscan Holding B.V. and subsidiaries (“Euroscan”) during 2014 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, Euroscan’s internal control over financial reporting associated with total assets of $6.4 million, representing 1.3% of consolidated assets, and revenue of $12.6 million representing 13.1% of consolidated revenue, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of ORBCOMM Inc. also excluded an evaluation of the internal control over financial reporting of Euroscan.

/s/ KPMG LLP

New York, New York

April 10, 2015